EXHIBIT 99.1
News Release

Contacts:
Media – Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors – Roger K. Newport, Senior Vice President, Finance and Chief Financial Officer (513) 425-5270

AK STEEL REPORTS FINANCIAL RESULTS FOR SECOND QUARTER OF 2014

WEST CHESTER, OH, July 29, 2014 – AK Steel (NYSE: AKS) today reported its financial results for the second quarter of 2014.

2nd Quarter 2014 Performance Summary

•	Shipments of 1,397,500 tons

•	Sales of $1.53 billion with an average selling price of $1,095 per ton

•	Net after-tax loss of $17.1 million, or $0.13 per diluted share

•	Adjusted net income of $2.9 million, or $0.02 per diluted share

•	Adjusted EBITDA of $64.5 million

•	Ended 2nd quarter with solid liquidity of $539 million

AK Steel reported a net loss of $17.1 million, or $0.13 per diluted share of common stock, for the second quarter of 2014, compared to a net loss of $40.4 million, or $0.30 per diluted share, for the second quarter of 2013 and net loss of $86.1 million, or $0.63 per diluted share, for the first quarter of 2014. Excluding the unrealized mark-to-market loss on commodity derivatives discussed below, the company reported adjusted net income of $2.9 million, or $0.02 per diluted share. The company reported adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $64.5 million, or $46 per ton, for the second quarter of 2014 compared to adjusted EBITDA of $47.5 million, or $36 per ton, for the year-ago second quarter and an adjusted EBITDA loss of $2.8 million, or $2 per ton, for the first quarter of 2014.
“We experienced meaningful improvements in virtually every aspect of our business in the second quarter as compared to the first quarter of 2014,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “Despite facing some significant challenges in the second quarter, on an adjusted basis, we earned net income and we are well-positioned for a much better third quarter and second-half of 2014.”
Net sales for the second quarter of 2014 were $1.53 billion on shipments of 1,397,500 tons, compared to net sales of $1.40 billion on shipments of 1,323,700 tons for the year-ago second quarter and net sales of $1.38 billion on shipments of 1,262,100 tons for the first quarter of 2014. The increase in shipments in the second quarter of 2014 compared to the first quarter of 2014 was primarily a result of the recovery from the planned and unplanned outages at the Ashland Works blast furnace in the first quarter, partially offset by the effects of the extreme winter weather conditions which reduced the availability of iron ore pellets.
The company said its average selling price for the second quarter of 2014 was $1,095 per ton, essentially flat with the first quarter of 2014. Improved selling prices in the second quarter for many of the company’s products were offset by a change in mix, as more shipments of lower value-added products were made to the carbon spot market. The company also said its average selling price for the second quarter of 2014 increased 3% from the second quarter of 2013, primarily as a result of higher spot market prices for carbon steel products.
Costs of products sold increased in the second quarter of 2014 due to the continued adverse effects of the extreme cold weather conditions the company experienced in the first quarter. Those conditions resulted in an extraordinarily high level of ice coverage on the Great Lakes, which delayed the start of the 2014 shipping season on the Great Lakes and slowed the movement of iron ore. As a result, the available supply of iron ore to the steel industry in the second quarter was less than had been anticipated, and the company was forced to reduce the production rate at its blast furnaces to match production levels to the available supply of iron ore.

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The company also experienced higher transportation costs for the iron ore pellets it received in the second quarter. The company incurred additional costs for these issues in the second quarter of 2014 of approximately $15.0 million, or $0.11 per diluted share.
The company incurred $2.5 million of costs for planned outages during the second quarter of 2014, compared to $21.6 million in the year-ago second quarter and $29.4 million in the first quarter of 2014.
The 2014 second quarter results included a LIFO credit of $3.3 million, compared to a LIFO credit of $12.4 million for the second quarter of 2013 and a LIFO credit of $1.5 million for the first quarter of 2014.
The company ended the second quarter of 2014 with total liquidity of $538.9 million consisting of cash and cash equivalents and $502.5 million of availability under the company’s revolving credit facility. Consistent with prior seasonal patterns, working capital was a use of $149.0 million of cash in the second quarter of 2014, primarily as a result of an increase in accounts receivable from strong June sales and interest payments. The company anticipates that working capital will continue to be a use of cash in the third quarter and a significant source of cash in the fourth quarter of 2014.

Six-Month Results
For the first six months of 2014, the company reported a net loss of $103.2 million, or $0.76 per diluted share. For the corresponding six months of 2013, the company reported a net loss of $50.3 million, or $0.37 per diluted share. Sales for the first six months of 2014 were $2.91 billion compared to sales of $2.77 billion in the first half of 2013. Shipments for the first half of 2014 were 2,659,600 tons compared to 2,613,500 tons in the first half of 2013.
Extreme winter weather conditions in early 2014 resulted in extra costs of approximately $45.0 million for the first six months of 2014. Energy costs were higher in the first quarter of 2014, primarily for electricity and natural gas. The extreme winter weather conditions also affected the delivery of iron ore pellets in the second quarter of 2014 with the company incurring additional costs for transportation and operations. The first six months of 2014 also included $23.4 million in mark-to-market losses on derivatives (discussed below) and a $5.8 million charge relating to a tentative settlement of certain class action antitrust claims.
An incident at the company’s Ashland (KY) Works blast furnace in February 2014 resulted in unplanned outage costs of approximately $18.0 million in the first six months of 2014. In June 2013, an incident at the company’s Middletown (OH) Works blast furnace resulted in unplanned outage costs of approximately $6.2 million in the first six months of 2013.
The company recorded expenses of $31.9 million during the first six months of 2014 for planned outages, compared to expenses of $22.6 million during the first six months of 2013.

Hedging
AK Steel uses various derivatives to hedge the price of certain commodities, primarily iron ore and energy. For some of these derivatives, the company is unable to or does not use hedge accounting treatment under U.S. generally accepted accounting principles, but instead records changes in the values of the derivatives in the statement of operations using mark-to-market accounting. As a result, unrealized gains and losses are recognized prior to the periods that the underlying exposures being hedged are recognized. The results for the first six months of 2014 include $23.4 million, or $0.18 per diluted share, for unrealized mark-to-market losses on derivatives, primarily in costs of products sold, with $20.0 million, or $0.15 per diluted share, of that amount coming in the second quarter of the year. However, the company expects that either its cost for purchasing iron ore and other commodities associated with the hedging strategies will be reduced by a similar amount in future periods, or an offsetting unrealized gain will be recognized if the mark-to-market loss on the derivative reverses before settlement. Therefore, the company anticipates that the mark-to-market losses included in its results for the first six months of 2014 are primarily a matter of timing and will be substantially offset in the remainder of 2014.

Third Quarter 2014 Outlook
Consistent with its current practice, the company expects to provide detailed guidance for its third quarter results in September.

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Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including that the acquisition of Severstal Dearborn may not be consummated, or may not be consummated in a timely manner; that regulatory approval not be obtained or may only be obtained subject to conditions that are not anticipated; that Severstal Dearborn will not be integrated successfully into AK Steel following the consummation of the acquisition; and that cost savings, synergies, accretion to earnings, increased shipments and other anticipated benefits and opportunities from the acquisition may not be fully realized or may take longer to realize than expected. In addition, our results and financial condition and any benefits from the acquisition, if consummated, could be adversely affected by reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from alternatives to steel or other factors; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; the value of the company’s net deferred tax assets; inability to fully realize benefits of long-term cost savings and margin enhancement initiatives; lower quantities, quality or yield of estimated coal reserves of AK Coal; increased governmental regulation of mining activities; inability to hire or retain skilled labor and experienced manufacturing and mining managers; and IT security threats and sophisticated cybercrime; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company’s AK Tube subsidiary produces carbon and stainless electric resistance welded tubular steel products for truck, automotive and other markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 6,500 men and women at seven steel plants and two tube manufacturing plants across four states: Indiana, Kentucky, Ohio and Pennsylvania. The company also has interests in iron ore through its Magnetation LLC joint venture and in metallurgical coal through its AK Coal subsidiary. Additional information about AK Steel is available at www.aksteel.com.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Shipments (000 tons)	1,397.5	1,323.7	2,659.6	2,613.5
Selling price per ton	$1,095	$1,061	$1,096	$1,061

Net sales	$1,530.8	$1,404.5	$2,914.3	$2,774.3

Cost of products sold	1,416.9	1,309.2	2,752.5	2,561.5
Selling and administrative expenses	53.9	50.2	114.1	101.8
Depreciation	48.5	47.9	97.2	96.5
Pension and OPEB expense (income)	(25.0)	(16.5)	(50.7)	(32.4)
Total operating costs	1,494.3	1,390.8	2,913.1	2,727.4

Operating profit	36.5	13.7	1.2	46.9

Interest expense	33.2	32.0	65.4	63.0
Other income (expense)	(3.0)	2.5	(4.9)	4.3

Income (loss) before income taxes	0.3	(15.8)	(69.1)	(11.8)

Income tax expense	1.8	9.7	3.6	6.9

Net income (loss)	(1.5)	(25.5)	(72.7)	(18.7)
Less: Net income attributable to noncontrolling interests	15.6	14.9	30.5	31.6

Net income (loss) attributable to AK Steel Holding Corporation	$(17.1)	$(40.4)	$(103.2)	$(50.3)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(0.13)	$(0.30)	$(0.76)	$(0.37)

Weighted-average shares outstanding:
Basic	136.2	135.8	136.2	135.8
Diluted	136.2	135.8	136.2	135.8

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$54.8	$45.3
Accounts receivable, net	596.2	525.2
Inventory, net	738.3	586.6
Other current assets	116.7	116.1
Total current assets	1,506.0	1,273.2
Property, plant and equipment	5,893.6	5,871.9
Accumulated depreciation	(4,088.3)	(3,991.8)
Property, plant and equipment, net	1,805.3	1,880.1
Investment in Magnetation LLC	229.0	187.8
Other non-current assets	266.3	264.6
TOTAL ASSETS	$3,806.6	$3,605.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$642.4	$601.8
Accrued liabilities	170.2	142.9
Current portion of long-term debt	0.4	0.8
Current portion of pension and other postretirement benefit obligations	69.5	85.9
Total current liabilities	882.5	831.4
Long-term debt	1,948.2	1,506.2
Pension and other postretirement benefit obligations	816.3	965.4
Other non-current liabilities	115.3	110.0
TOTAL LIABILITIES	3,762.3	3,413.0

Equity:
Common stock, authorized 300,000,000 shares of $0.01 par value each; issued 136,936,413 and 149,691,388 shares in 2014 and 2013; outstanding 136,793,421 and 136,380,078 shares in 2014 and 2013	1.4	1.5
Additional paid-in capital	1,910.9	2,079.2
Treasury stock, common shares at cost, 142,992 and 13,311,310 shares in 2014 and 2013	(1.0)	(174.0)
Accumulated deficit	(2,554.3)	(2,451.1)
Accumulated other comprehensive income	272.0	323.4
Total stockholders’ equity (deficit)	(371.0)	(221.0)
Noncontrolling interests	415.3	413.7
TOTAL EQUITY	44.3	192.7
TOTAL LIABILITIES AND EQUITY	$3,806.6	$3,605.7

Note: In January 2014, the Board of Directors authorized the formal retirement of 13,311,310 shares of common stock held by the Company as treasury stock. The retirement had no effect on the number of shares authorized or outstanding or on total stockholders’ equity.
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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Six Months Ended
	June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(72.7)	$(18.7)
Depreciation	90.1	89.6
Depreciation—SunCoke Middletown	7.1	6.9
Amortization	10.8	10.7
Deferred income taxes	2.5	5.5
Pension and OPEB expense (income)	(50.7)	(32.4)
Contributions to pension trust	(112.4)	(71.3)
Other postretirement benefit payments	(34.7)	(32.5)
Changes in working capital	(162.4)	(62.7)
Changes in working capital—SunCoke Middletown	(5.2)	1.1
Other operating items, net	(3.5)	(0.7)
Net cash flows from operating activities	(331.1)	(104.5)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(27.3)	(31.0)
Capital investments—SunCoke Middletown	(0.3)	(1.4)
Investments in acquired businesses	(45.0)	(50.0)
Other investing items, net	6.9	4.8
Net cash flows from investing activities	(65.7)	(77.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facility	440.0	40.0
Proceeds from issuance of long-term debt	—	31.9
Redemption of long-term debt	(0.4)	(27.0)
Debt issuance costs	(3.3)	(2.4)
SunCoke Middletown distributions to noncontrolling interest owners	(28.9)	(27.6)
Other financing items, net	(1.1)	(1.4)
Net cash flows from financing activities	406.3	13.5

Net increase (decrease) in cash and cash equivalents	9.5	(168.6)
Cash and cash equivalents, beginning of period	45.3	227.0
Cash and cash equivalents, end of period	$54.8	$58.4
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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and has reported adjusted net income that excludes the effects of unrealized mark-to-market gains (losses) on derivative contracts used to hedge commodity risks. Management believes that reporting adjusted net income attributable to AK Holding (as a total and on a per share basis) with this item excluded more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance.

EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made an adjustment to EBITDA in order to exclude the effect of noncontrolling interests. The adjusted results, although not financial measures under generally accepted accounting principles in the United States (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison. Adjusted EBITDA and adjusted net income are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

Neither current shareholders nor potential investors in the company’s securities should rely on adjusted EBITDA or adjusted net income as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliations of net income (loss) attributable to AK Holding to adjusted EBITDA and adjusted net income.

Reconciliation of Adjusted EBITDA

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		Mar 31,
(dollars in millions, except per ton)	2014	2013	2014	2013	2014
Net income (loss) attributable to AK Holding	$(17.1)	$(40.4)	$(103.2)	$(50.3)	$(86.1)
Net income attributable to noncontrolling interests	15.6	14.9	30.5	31.6	14.9
Income tax expense	1.8	9.7	3.6	6.9	1.8
Interest expense	33.2	32.0	65.4	63.0	32.2
Interest income	—	(0.2)	—	(0.9)	—
Depreciation	48.5	47.9	97.2	96.5	48.7
Amortization	1.6	2.0	5.8	6.1	4.2
EBITDA	83.6	65.9	99.3	152.9	15.7
Less: EBITDA of noncontrolling interests (a)	19.1	18.4	37.6	38.6	18.5
Adjusted EBITDA	$64.5	$47.5	$61.7	$114.3	$(2.8)
Adjusted EBITDA per ton	$46	$36	$23	$44	$(2)

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(a)	The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		Mar 31,
(dollars in millions)	2014	2013	2014	2013	2014
Net income attributable to noncontrolling interests	$15.6	$14.9	$30.5	$31.6	$14.9
Depreciation	3.5	3.5	7.1	7.0	3.6
EBITDA of noncontrolling interests	$19.1	$18.4	$37.6	$38.6	$18.5

Reconciliation of Adjusted Net Income

Three Months Ended
June 30,
(dollars in millions, except per share)	2014
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Adjusted net income attributable to AK Steel Holding Corporation	$2.9
Unrealized mark-to-market loss on derivatives	(20.0)
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(17.1)

Reconciliation to Basic and Diluted Earnings (Losses) per Share
Adjusted basic and diluted earnings per share	$0.02
Unrealized mark-to-market loss on derivatives	(0.15)
Basic and diluted earnings (losses) per share, as reported	$(0.13)

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Tons Shipped by Product
Stainless/electrical	223.8	215.1	430.0	419.5
Coated	637.5	639.1	1,238.3	1,216.2
Cold-rolled	298.0	262.1	584.5	539.5
Tubular	33.5	31.5	64.4	63.0
Subtotal value-added shipments	1,192.8	1,147.8	2,317.2	2,238.2
Hot-rolled	177.1	151.8	285.6	324.1
Secondary	27.6	24.1	56.8	51.2
Subtotal non value-added shipments	204.7	175.9	342.4	375.3
Total shipments	1,397.5	1,323.7	2,659.6	2,613.5

Shipments by Product (%)
Stainless/electrical	16.0%	16.2%	16.2%	16.1%
Coated	45.6%	48.3%	46.6%	46.5%
Cold-rolled	21.3%	19.8%	22.0%	20.6%
Tubular	2.4%	2.4%	2.4%	2.4%
Subtotal value-added shipments	85.3%	86.7%	87.2%	85.6%
Hot-rolled	12.7%	11.5%	10.7%	12.4%
Secondary	2.0%	1.8%	2.1%	2.0%
Subtotal non value-added shipments	14.7%	13.3%	12.8%	14.4%
Total shipments	100.0%	100.0%	100.0%	100.0%

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